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                                                                    EXHIBIT 20.1


Press Release

Hanover Direct, Inc. Completes
$70,000,000 Preferred Stock Financing with
Richemont Finance S.A.

WEEHAWKEN, N.J.--(BUSINESS WIRE)--Aug. 25, 2000--Hanover Direct, Inc. (AMEX:
HNV - news) today announced that it has completed the sale of a new series of the Company's preferred stock to Richemont Finance S.A. for a purchase price of $70,000,000 effective August 24, 2000.

The proceeds will be used to repay and retire the unsecured line of credit facilities provided from Richemont to Hanover earlier in the year as well as for the development of warehouse facilities and general corporate purposes. The preferred stock bears a dividend at the annual rate of 15% payable quarterly in cash or in kind and is redeemable on the 5th anniversary of the date of issuance or earlier under certain circumstances. The issuance was approved earlier this month by the Company's Transactions Committee and its Independent Directors.

"The $70.0 million Preferred Stock financing gives Hanover a strong balance sheet," stated Rakesh K. Kaul, President and Chief Executive Officer of Hanover Direct, Inc. "With its increased focus on profitability improvement and seeking consolidation opportunities which add scale and critical mass to the third party service business," continued Kaul, "Hanover Direct is positioning itself to deliver the self-funding business model required by today's capital markets."

"This financing, at a time when the capital markets are less responsive to the financial requirements of e-commerce initiatives, retires approximately $31 million of debt, is nondilutive and delivers incremental liquidity that strengthens the Company's competitive position," stated Brian C. Harriss, Senior Vice President and Chief Financial Officer.

About Hanover Direct, Inc.


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Hanover Direct, Inc. (AMEX: HNV - news) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. Hanover Brands, Inc. is comprised of the Company's catalog and e-commerce web site portfolio of home fashions, apparel and gift brands, including Domestications, The Company Store, Company Kids, Turiya, Domestications Kitchen & Garden, Kitchen & Home, Encore, Improvements, The Safety Zone, Silhouettes, International Male, Undergear, Scandia Down, and Gump's By Mail. Hanover Direct is the exclusive distributor of the Compagnie de la Chine brand in North America; the Company owns Gump's, a retail store based in San Francisco; and the Company has a majority equity stake in Always In Style, LLC. Each brand can be accessed on the Internet individually by name. erizon, Inc. is comprised of Keystone Internet Services, Inc. (www.keystoneinternet.com), the Company's third party, end-to-end, fulfillment, logistics and e-care provider, and Desius, LLC, the Company's joint venture with RS Software (India), Ltd., offering 24/7-web shop services and e-commerce systems development. The subsidiary also services the logistical, IT and fulfillment needs of the Hanover Brands, Inc. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.

The matters discussed in this news release may include forward looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) by officers of the Company. Important factors that could cause actual results to differ materially from those in such forward looking statements include, without limitation, increases in prices for goods and services required by the Company, the inability of the Company to reduces expenses generally as required, the inability of the Company to locate and/or consummate consolidation opportunities, the inability of the Company to achieve self-funding status in a timely fashion, the ability of the Company to compete and other matters discussed in the Company's most recent quarterly report

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on Form 10-Q and other filings with the Securities and Exchange Commission under the caption "Forward Looking Statements."

Contact:

     Hanover Direct, Inc.
     Brian C. Harriss, Sr. VP - Chief Financial Officer
     Tel: (201) 272-3224
        or
     AGG International, Public Relations
     Paula Zwerdling
     paula@aggintl.com
     Tel: (212) 869-8230